Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

THE SECOND QUARTER ENDED JUNE 30, 2010

Moscow, Russia — August 5, 2010 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the second quarter, ended June 30, 2010.

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(US$ 000’s except per share data)	2009	2010	Change	2009	2010	Change

Total operating revenues	$113,894	$130,499	15%	$218,672	$253,699	16%

Total operating expenses	(70,065)	(97,690)	39%	(138,260)	(184,615)	34%

OIBDA(1)	46,509	36,167	-22%	85,673	75,819	-12%

OIBDA margin(2)	40.8%	27.7%		39.2%	29.9%

Net income attributable to CTC Media, Inc. stockholders	30,335	20,904	-31%	53,647	46,103	-14%

Fully diluted earnings per share	$0.19	$0.13	-32%	$0.34	0.30	-12%

SECOND QUARTER FINANCIAL HIGHLIGHTS

•                  Total revenues of $130.5 million — up 7.6% year-on-year in ruble terms

•                  Russian advertising revenues up 8.4% year-on-year in ruble terms

•                  OIBDA of $36.2 million with an OIBDA margin of 27.7%

•                  Fully diluted earnings per share of $0.13 (Q2 2009: $0.19)

•                  Net cash position(3) of $131.4 million at end of the period

•                  $0.065 per share cash dividend to be paid on September 30, 2010 to stockholders of record as of September 1, 2010

SECOND QUARTER OPERATING HIGHLIGHTS

•                  Target audience share for Domashny Network up year-on-year from 2.9% to 3.5% in Q2

•                  Target audience share for CTC Network up year-on-year from 11.9% to 12.1% in H1

•                  Average combined 4+ audience share of all Russian networks of 12.7% in Q2

•                  Combined Russian national inventory fully sold out in Q2

•                  Target audience share for Channel 31 in Kazakhstan up year-on-year from 11.7% to 12.2% in Q2

•                  Launch of CTC-International channel in Israel in June

(1)  OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights).

(2)  OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities.

Anton Kudryashov, Chief Executive Officer of CTC Media, commented: “The level of growth in the Russian TV advertising market has accelerated in the second quarter and we have captured this growth with a fully sold-out position and 8% year-on-year Russian advertising sales growth in ruble terms. Our blended power ratio has also remained high with a stable Russian TV advertising market share. Our CIS television advertising sales grew by 12% year-on-year in US dollar terms and the successful launch of CTC-International in the US at the end of last year has been followed by the recent launch of the channel in Israel.

“Our Russian channels are now almost sold out for the year and pricing levels are higher for the second half of the year and the fourth quarter in particular. The current market forecast is for the Russian TV advertising market to grow by approximately 10% for the full year in ruble terms, and we currently expect to perform in line with this level of market growth.

“We have continued to invest in our programming schedules and network coverage, with a particular emphasis on the development of our smaller channels. These investments have already resulted in significantly higher audience shares for the Domashny network. We are also investing in the development of our own internal sales house, in order to increase our control over the sales process and overall efficiency levels. We therefore expect our full year operating expenditure to grow by approximately 20% year-on-year in ruble terms, when excluding the non-recurring items in 2009, and we expect to deliver a full year total OIBDA margin of more than 35%.

“We have now reached a preliminary agreement and signed a non-binding memorandum of understanding regarding our future cooperation with our existing sales house, Video International, following the amendments to the Russian advertising law. As before, we expect any changes that we make to our advertising sales process to be value accretive for the Company.

“We remain in a strong financial position with no borrowings and have made the latest of our four intended 2010 dividend payments. In addition to our previously announced capital expenditure program, we also continue to review attractive acquisition opportunities in our target markets.”

Operating Review

Revenues

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(US$ 000’s)	2009	2010	Change	2009	2010	Change

Operating revenues:
Advertising	$108,540	$124,912	15%	$207,761	$241,895	16%
Sublicensing and own production	5,017	5,316	6%	9,892	11,255	14%
Other	337	271	-20%	1,019	549	-46%
Total operating revenues	$113,894	$130,499	15%	$218,672	$253,699	16%

Total operating revenues were up 15% year-on-year in the second quarter in US dollar terms, which reflected increasing demand from advertisers, the resulting 100% sellout of Russian national advertising inventory and continued healthy power ratios, as well as the strengthening of the Company’s principal operating currency (the Russian ruble) against its US dollar reporting currency. Total operating revenues were up 8% year-on-year in ruble terms in the second quarter and up 6% year-on-year for the first half of 2010. Russian advertising sales accounted for approximately 93% of total second quarter and first half year operating revenues, and were up 8% and 6% year-on-year in ruble terms for the two respective periods.

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(US$ 000’s)	2009	2010	Change	2009	2010	Change

Operating revenues by segment(1):
CTC Network	$71,655	$81,256	13%	$142,210	$163,895	15%
Domashny Network	10,884	15,919	46%	21,450	29,351	37%
DTV Network	9,183	9,940	8%	17,850	19,824	11%
CTC Television Station Group	15,873	16,594	5%	26,127	28,722	10%
Domashny Television Station Group	2,217	2,577	16%	3,957	4,258	8%
DTV Television Station Group	1,015	973	-4%	1,789	1,647	-8%
CIS Group	2,836	2,872	1%	4,880	5,137	5%
Production Group	231	265	15%	409	659	61%
CTC-international	—	103		—	206
Total operating revenues	$113,894	$130,499	15%	$218,672	$253,699	16%

Each of the Russian networks reported higher year-on-year revenue growth in ruble terms in the second quarter than in the first quarter as the market environment improved further. The Domashny Network benefited most from the rising demand levels due to its growing target audience shares. The national TV advertising market continued to recover at a faster pace than the regional market, but each of the station groups benefited from regional price increases in the second quarter.

CIS Group revenues accounted for 2% of total revenues in the quarter and increased by 1% year-on-year in US dollar terms. CIS Group television advertising sales grew by 12% year-on-year in US dollar terms in the quarter following higher target audience shares and sellout ratios for Channel 31. CTC Media has decided to discontinue its joint venture operations in Uzbekistan.

Share of Viewing in Target Demographics

	Average Audience Shares (%)
	Q2 2009	H1 2009	Q1 2010	Q2 2010	H1 2010

CTC Network (all 6-54)	12.5	11.9	12.6	11.5	12.1
Domashny Network (women 25-60)	2.9	2.7	3.0	3.5	3.2
DTV Network (all 25-54)	2.4	2.3	2.1	2.1	2.1
Channel 31 (all 6-54)	11.7	12.2	10.4	12.2	11.2

Flagship CTC Network’s average target audience share was down year-on-year in the quarter, which reflected the highly competitive environment and the anticipated lower year-on-year ratings for prime time shows following particularly successful series in the earlier period. However, the year to date average target audience

(1)  Segment revenues are shown from external customers only, net of intercompany revenues of $15.9 million in the second quarter of 2009, $10.5 million in the second quarter of 2010, $23.2 million in the first six months of 2009 and $19.3 million in the first six months of 2010, which primarily related to revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

share was up year-on-year from 11.9% to 12.1%. The fall schedule, which will be launched in mid-August, will feature new seasons of proven formats such as Daddy’s Girls, Margosha, and Voroniny, as well as premieres of new shows including an adaptation of popular U.S. sitcom How I Met Your Mother.

Domashny’s target audience share was up significantly year-on-year and quarter-on-quarter in the second quarter to 3.5% following the strong performance of the spring schedules. Domashny was the most watched second-tier channel in Russia among its target audience of 25 to 60 year old women in the quarter.

The DTV channel reported a lower year-on-year target audience share but a stable quarter-on-quarter development as the work to strengthen the channel’s positioning continues. DTV’s fall schedule will include new seasons of established formats and premieres of locally produced shows, such as Stroybatya, a comedy prime-time series about Russian engineering troops, documentary series Road Wars and journalistic investigation program Beyond The Law.

Channel 31’s target audience share increased year-on-year from 11.7% to 12.2% and was also up quarter-on-quarter, which enabled the channel to regain its position as the second-most watched channel in Kazakhstan in the target group of all 6-54 year olds.

Expenses

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(US$ 000’s)	2009	2010	Change	2009	2010	Change

Operating expenses:
Direct operating expenses	$7,635	$11,749	54%	$14,982	$24,222	62%
Selling, general & administrative expenses	16,928	23,031	36%	35,250	43,289	23%
Amortization of programming rights	41,415	58,328	41%	78,298	107,789	38%
Amortization of sublicensing rights and own production costs	1,407	1,224	-13%	4,469	2,580	-42%
Depreciation & amortization	2,680	3,358	25%	5,261	6,735	28%
Total operating expenses	$70,065	$97,690	39%	$138,260	$184,615	34%

Total operating expenses were up 39% year-on-year in the second quarter in US dollar terms and up 31% in ruble terms.

Direct operating expenses were up 54% year-on-year in US dollar terms in the quarter and up 44% in ruble terms due to higher network affiliation expenses; higher transmission fees following a rise in state tariffs; and higher stock-based compensation expenses following the granting of new stock options and equity-based incentive awards to a number of the Company’s employees at the end of 2009 and during the first half of 2010.

Selling, general and administrative expenses were up 36% year-on-year in US dollar terms in the quarter and up 28% in ruble terms following annual increases in salary and benefit levels, a national promotional advertising campaign for DTV, and higher stock-based compensation expenses.

Total stock-based compensation expenses increased by 115% year-on-year in US dollar terms and by 102% in ruble terms to $8.5 million in the quarter (of which $2.7 million was included in direct operating expenses and

$5.8 million was included in selling, general and administrative expenses), compared to $3.9 million in the same period of 2009 (of which $0.1 million was included in direct operating expenses and $3.8 million was included in selling, general and administrative expenses).

Programming amortization expenses were up 41% year-on-year in US dollar terms in the quarter and up 32% in ruble terms. The increase reflected the previously announced strategy to invest in the Domashny and DTV schedules and a more expensive programming mix for the CTC channel. The Company also recorded higher programming impairment charges of $5.7 million in the quarter (Q2 2009: $1.0 million), which were primarily due to the underperformance of certain programming in 2010 and the writing off of certain legacy foreign series acquired four years ago as a part of a long-term output deal.

CTC Media therefore reported consolidated OIBDA of $36.2 million in the second quarter (Q2 2009: $46.5 million) and an OIBDA margin of 27.7% (Q2 2009: 40.8%).

Net interest income of $0.6 million in the second quarter compared to net interest expenses of $1.6 million in the same period of 2009 and reflected the staged repayment of the Company’s US$135 million syndicated loan facility, which was fully repaid by March 31, 2010.

Pre-tax income therefore amounted to $35.0 million in the second quarter, compared to $41.8 million in the second quarter of 2009.

CTC Media’s effective tax rate was 38% in the second quarter (Q2 2009: 26%). The year-on-year increase in the effective tax rate was primarily due to deferred tax liabilities on unremitted earnings of the Company’s Russian subsidiaries that it does not plan to reinvest, recognized in the second quarter of 2010, and due to increases in stock-based compensation expense as a percentage of consolidated pre-tax income.

Net income attributable to CTC Media, Inc. stockholders therefore totaled $20.9 million in the second quarter, compared to $30.3 million in the same period of 2009, and the Company reported fully diluted earnings per share of $0.13 (Q2 2009: $0.19).

Cash Flow

The Company’s net cash flow from operating activities totaled $50.7 million in the first half of 2010 (H1 2009: $50.0 million) and reflected the net effect of increased advertising sales, which was partially offset by higher cash expenditure for the acquisition of programming and sublicensing rights.

Cash used in investing activities totaled $81.3 million in the first six months of the year (H1 2009: $18.7 million) and included $12.8 million of earn-out payments related to the acquisitions of the Costafilm and Soho Media production companies, as well as the placement of $65.0 million of cash deposits with a number of Russian banks.

Cash used in financing activities amounted to $25.6 million for the year to date (H1 2009: $35.7 million) and included the repayment of the remaining $28.3 million of borrowings from the Company’s credit facility, as well as the payment of $20.2 million in cash dividends to the Company’s stockholders. CTC Media also received $24.8 million in the first half of the year from the exercising of stock options, which primarily comprised the options exercised by the Company’s former President and CEO.

The Company’s cash and cash equivalents and short-term investments amounted to $131.4 million at June 30, 2010, compared to $76.2 million at the end of Q1 2010 and $91.7 million at the end of the second quarter of 2009.

Full Year 2010 Outlook

CTC Media has now contracted approximately 95% of its forecast full year 2010 Russian national inventory under forward contracts at average pricing levels that are higher year-on-year for the second half of the year and the fourth quarter in particular.

The Russian television advertising market is currently expected to grow by approximately 10% year-on-year in 2010 in ruble terms, and the Company expects its revenues to perform in line with this level of market growth.

The Company’s operating expenses are expected to increase by approximately 20% year-on-year for the full year in ruble terms, when excluding $18.7 million of non-recurring impairment charges and $28.6 million of non-recurring stock-based compensation expenses in 2009. The increase reflects investments in programming, marketing and network coverage, higher stock-based compensation expenses and the development of an internal advertising sales house.

The Company therefore expects to report a full-year 2010 total OIBDA margin of more than 35%.

As before, CTC Media’s capital expenditure (excluding acquisitions) is expected to amount to up to $40 million in 2010 as a result of the upgrading of broadcasting equipment, the planned move of the digital play-out facility and headquarters to a single location in Moscow, and the establishment of a back-up broadcasting facility at the existing location.

Conference Call

The Company will host a conference call to discuss its 2010 second quarter financial results today, August, 5, 2010, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

+1 718 247 0885 (US/International)

+44 (0) 20 7806 1953 (UK/International)

Pass code: 7930541

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for replay purposes.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV - as well as Channel 31 in Kazakhstan, and TV companies in Uzbekistan and Moldova, with a combined potential audience of over 180 million people. The international pay-TV version of the CTC channel is available in North America and Israel. CTC Media also owns two TV content production companies, Costafilm and Soho Media. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova or

Irina Klimova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Ekaterina Osadchaya or

Angelika Larionova

Tel: +7 495 785 6333

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2010; the development of the Company’s internal advertising sales house and potential agreement with Video International regarding future cooperation; the further development of the DTV and Domashny channels; the Company’s anticipated operating expenses, OIBDA margin level and capital expenditures in 2010; and the Company’s intention to pay further dividends in 2010. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, the implementation of recent Russian legislation that will change the structure of the Russian television advertising sales market; the Company’s current reliance on a single television advertising sales house for substantially all of its revenues and changes to the structure of the Company’s advertising sales following the amendments to the Russian advertising law; developments in the value of the Russian ruble compared to the US dollar; changes in the size of the Russian television advertising market; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” sections of CTC Media’s quarterly report on Form 10-Q for the first quarter of 2010, filed with the SEC on April 30, 2010, and its quarterly report on Form 10-Q for the second quarter of 2010, to be filed on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (LOSS)

(in thousands of US dollars, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010
REVENUES:
Advertising	$108,540	$124,912	$207,761	$241,895
Sublicensing and own production revenue	5,017	5,316	9,892	11,255
Other revenue	337	271	1,019	549
Total operating revenues	113,894	130,499	218,672	253,699
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights, sublicensing rights and own production cost, shown below; exclusive of depreciation and amortization of $2,020 and $2,852 for the three months and $4,071 and $5,617 for the six months ended June 30, 2009 and 2010, respectively; and inclusive of stock-based compensation of $89 and $2,642 for the three months and $302 and $5,291 for the six months ended June 30, 2009 and 2010, respectively)	(7,635)	(11,749)	(14,982)	(24,222)
Selling, general and administrative (exclusive of depreciation and amortization of $660 and $506 for the three months and $1,190 and $1,118 for the six months ended June 30, 2009 and 2010, respectively; and inclusive of stock-based compensation of $3,853 and $5,831 for the three months and $7,930 and $10,512 for the six months ended June 30, 2009 and 2010, respectively)	(16,928)	(23,031)	(35,250)	(43,289)
Amortization of programming rights	(41,415)	(58,328)	(78,298)	(107,789)
Amortization of sublicensing rights and own production cost	(1,407)	(1,224)	(4,469)	(2,580)
Depreciation and amortization (exclusive of amortization of programming rights, sublicensing rights and own production cost)	(2,680)	(3,358)	(5,261)	(6,735)
Total operating expenses	(70,065)	(97,690)	(138,260)	(184,615)
OPERATING INCOME	43,829	32,809	80,412	69,084
FOREIGN CURRENCY GAINS (LOSSES)	(703)	1,155	(4,736)	883
INTEREST INCOME	709	811	1,769	2,170
INTEREST EXPENSE	(2,260)	(217)	(4,414)	(909)
OTHER NON-OPERATING INCOME (LOSSES), net	92	359	(128)	1,983
EQUITY IN INCOME OF INVESTEE COMPANIES	158	119	235	213
Income before income tax	41,825	35,036	73,138	73,424
INCOME TAX EXPENSE	(10,978)	(13,313)	(19,477)	(25,574)
CONSOLIDATED NET INCOME	$30,847	$21,723	$53,661	$47,850
LESS: INCOME (LOSS) ATTRIBUTABLE TO NON CONTROLLING INTEREST	$(512)	$(819)	$(14)	$(1,747)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$30,335	$20,904	$53,647	$46,103
Net income per share attributable to CTC Media, Inc. stockholders - basic	$0.20	$0.13	$0.35	$0.30
Net income per share attributable to CTC Media, Inc. stockholders - diluted	$0.19	$0.13	$0.34	$0.30
Weighted average common shares outstanding - basic	152,155,213	155,558,204	152,155,213	154,896,650
Weighted average common shares outstanding - diluted	157,577,511	155,942,834	156,942,600	155,315,572
Dividends declared per share	$—	$0.07	$—	$0.13

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Six months ended June 30,
	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$53,661	$47,850
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	(3,242)	2,946
Depreciation and amortization	5,261	6,735
Amortization of programming rights	78,298	107,789
Amortization of sublicensing rights and own production cost	4,469	2,580
Stock based compensation expense	8,231	15,803
Equity in income of unconsolidated investees	(235)	(213)
Foreign currency losses (gains)	4,736	(883)
Changes in operating assets and liabilities:
Trade accounts receivable	1,552	(2,364)
Prepayments	375	(2,015)
Other assets	3,557	(4,524)
Accounts payable and accrued liabilities	3,155	5,740
Deferred revenue	(8,123)	4,363
Other liabilities	(16,226)	(11,439)
Dividends received from equity investees	334	—
Acquisition of programming and sublicensing rights	(85,778)	(121,650)
Net cash provided by operating activities	50,025	50,718
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(6,545)	(5,333)
Acquisitions of businesses, net of cash acquired	(12,145)	(12,955)
Proceeds from sale of businesses, net of cash disposed	—	2,026
Investments in deposits	—	(64,997)
Net cash used in investing activities	(18,690)	(81,259)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	24,781
Repayments of loans	(33,750)	(28,250)
Decrease in restricted cash	111	131
Dividends paid to stockholders	—	(20,156)
Dividends paid to noncontrolling interest	(2,054)	(2,120)
Net cash provided by financing activities	(35,693)	(25,614)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,034)	594
Net decrease in cash and cash equivalents	(6,392)	(55,561)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	98,055	84,441
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$91,663	$28,880

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2009	June 30, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$84,441	$28,880
Short-term investments	39,072	102,512
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2009 - $988; June 30, 2010 - $893)	24,230	25,676
Taxes reclaimable	7,491	11,047
Prepayments	31,277	41,658
Programming rights, net	79,268	86,986
Deferred tax assets	18,840	21,420
Other current assets	2,588	1,580
TOTAL CURRENT ASSETS	287,207	319,759
PROPERTY AND EQUIPMENT, net	25,539	25,181
INTANGIBLE ASSETS, net:
Broadcasting licenses	158,993	154,892
Cable network connections	29,689	29,364
Trade names	17,082	16,561
Network affiliation agreements	6,769	5,469
Other intangible assets	1,887	1,903
Net intangible assets	214,420	208,189
GOODWILL	226,116	219,226
PROGRAMMING RIGHTS, net	64,343	66,166
SUBLICENSING RIGHTS, net	546	521
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,184	5,192
PREPAYMENTS	6,605	1,286
DEFERRED TAX ASSETS	18,440	16,059
OTHER NON-CURRENT ASSETS	2,920	218
TOTAL ASSETS	$851,320	$861,797

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	51,088	60,327
Accrued liabilities	34,968	25,598
Taxes payable	27,871	17,889
Short-term loans and interest accrued	28,278	—
Deferred revenue	4,976	8,624
Deferred tax liabilities	5,112	9,503
TOTAL CURRENT LIABILITIES	152,293	121,941
DEFERRED TAX LIABILITY	35,203	33,986
COMMITMENTS AND CONTINGENCIES (Note 10)	—	—
STOCKHOLDERS’ EQUITY:
Common stock; $0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2009 and June 30, 2010 - 155,869,826)	1,542	1,558
Additional paid-in capital	386,950	425,083
Retained earnings	332,710	358,656
Accumulated other comprehensive loss	(58,428)	(80,258)
Non-controlling interest	1,050	831
TOTAL STOCKHOLDERS’ EQUITY	663,824	705,870
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$851,320	$861,797

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended June 30, 2009
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Capital expenditures	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$71,655	$901	$35,392	$(3,877)	$(93)	$(31,761)	$(1,722)	$35,485
Domashny Network	10,884	7	2,552	(5)	(72)	(6,057)	—	2,624
DTV Network	9,183	—	3,446	(435)	(623)	(3,185)	—	4,069
CTC Television Station Group	15,873	330	10,353	(587)	(453)	(680)	19	10,806
Domashny Television Station Group	2,217	316	366	(231)	(318)	(4)	—	684
DTV Television Station Group	1,015	50	(765)	—	(813)	—	—	48
CIS Group	2,836	—	(354)	(73)	(209)	(1,252)	—	(145)
Production Group	231	14,290	1,328	(403)	(7)	(65)	(12,024)	1,335
Corporate Office	—	—	(7,221)	(78)	(92)	—	—	(7,130)
Business segment results	$113,894	$15,894	$45,097	$(5,689)	$(2,680)	$(43,004)	$(13,727)	$47,776
Eliminations and other	—	$(15,894)	$(1,268)	$—	—	$1,589	$12,320	$(1,267)
Consolidated results	$113,894	—	$43,829	$(5,689)	$(2,680)	$(41,415)	$(1,407)	$46,509

	Three months ended June 30, 2010
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Capital expenditures	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$81,256	$224	$31,012	$(254)	$(291)	$(42,074)	$(1,252)	$31,303
Domashny Network	15,919	—	3,518	(32)	(212)	(8,817)	—	3,730
DTV Network	9,940	—	(1,970)	(217)	(676)	(7,948)	—	(1,294)
CTC Television Station Group	16,594	417	11,606	(164)	(559)	(75)	—	12,165
Domashny Television Station Group	2,577	537	934	(85)	(346)	(1)	—	1,280
DTV Television Station Group	973	2	(1,547)	(9)	(1,008)	—	—	(539)
CIS Group	2,872	—	(587)	(107)	(146)	(1,787)	—	(441)
Production Group	265	9,341	582	—	(43)	—	(7,993)	625
Corporate Office	—	519	(11,739)	(18)	(73)	—	—	(11,666)
Business segment results	$130,396	$11,040	$31,809	$(886)	$(3,354)	$(60,702)	$(9,245)	$35,163
Eliminations and other	$103	$(11,040)	$1,000	—	$(4)	$2,374	$8,021	$1,004
Consolidated results	$130,499	—	$32,809	(886)	$(3,358)	$(58,328)	$(1,224)	$36,167

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars) (continued)

	Six months ended June 30, 2009
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Capital expenditures	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$142,210	$1,684	$69,693	$(3,941)	$(224)	$(60,253)	$(5,115)	$69,917
Domashny Network	21,450	11	5,936	(11)	(185)	(10,948)	—	6,121
DTV Network	17,850	—	7,167	(732)	(1,215)	(5,673)	—	8,382
CTC Television Station Group	26,127	606	15,622	(861)	(868)	(1,503)	—	16,490
Domashny Television Station Group	3,957	610	443	(283)	(629)	(10)	—	1,072
DTV Television Station Group	1,789	77	(1,960)	—	(1,534)	(10)	—	(426)
CIS Group	4,880	—	(1,716)	(234)	(431)	(2,785)	—	(1,285)
Production Group	409	20,168	1,591	(403)	(19)	(65)	(16,913)	1,610
Corporate Office	—	—	(15,077)	(80)	(156)	—	—	(14,921)
Business segment results	$218,672	$23,156	$81,699	$(6,545)	$(5,261)	$(81,237)	$(22,028)	$86,960
Eliminations and other	—	$(23,156)	$(1,287)	—	—	$2,949	$17,559	$(1,287)
Consolidated results	$218,672	—	$80,412	$(6,545)	$(5,261)	$(78,298)	$(4,469)	$85,673

	Six months ended June 30, 2010
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Capital expenditures	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$163,895	$844	$70,495	$(828)	$(576)	$(78,676)	$(2,316)	$71,071
Domashny Network	29,351	50	6,329	(186)	(419)	(15,639)	—	6,748
DTV Network	19,824	11	(1,687)	(1,905)	(1,367)	(13,980)	(203)	(320)
CTC Television Station Group	28,722	800	18,941	(1,232)	(1,134)	(153)	—	20,075
Domashny Television Station Group	4,258	1,047	935	(693)	(718)	(2)	—	1,653
DTV Television Station Group	1,647	12	(3,005)	(10)	(1,979)	(2)	—	(1,026)
CIS Group	5,137	20	(1,482)	(368)	(297)	(3,352)	—	(1,185)
Production Group	659	16,564	318	(18)	(81)	—	(14,320)	399
Corporate Office	—	946	(22,851)	(91)	(157)	—	—	(22,694)
Business segment results	$253,493	$20,294	$67,993	$(5,331)	$(6,728)	$(111,804)	$(16,839)	$74,721
Eliminations and other	$206	$(20,294)	$1,091	$(2)	$(7)	$4,015	$14,259	$1,098
Consolidated results	$253,699	—	$69,084	$(5,333)	$(6,735)	$(107,789)	$(2,580)	$75,819

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

(in thousands of US dollars)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010

OIBDA	$46,509	$36,167	$85,673	$75,819
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(2,680)	(3,358)	(5,261)	(6,735)
Operating income	$43,829	$32,809	$80,412	$69,084

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010

OIBDA margin	40.8%	27.7%	39.2%	29.9%
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a percentage of total operating revenues	-2.3%	-2.6%	-2.4%	-2.7%
Operating income margin	38.5%	25.1%	36.8%	27.2%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

(in thousands of US dollars)

Three Months Ended June 30, 2009

	OIBDA	Depreciation and amortization	Operating income

CTC Network	$35,485	$(93)	$35,392
Domashny Network	2,624	(72)	2,552
DTV Network	4,069	(623)	3,446
CTC Television Station Group	10,806	(453)	10,353
Domashny Television Station Group	684	(318)	366
DTV Television Station Group	48	(813)	(765)
CIS Group	(145)	(209)	(354)
Production Group	1,335	(7)	1,328
Corporate Office	(7,130)	(92)	(7,221)

Business segment results	$47,776	$(2,680)	$45,097
Eliminations and other	(1,267)	—	(1,268)
Consolidated results	$46,509	$(2,680)	$43,829

Three Months Ended June 30, 2010

	OIBDA	Depreciation and amortization	Operating income

CTC Network	$31,303	$(291)	$31,012
Domashny Network	3,730	(212)	3,518
DTV Network	(1,294)	(676)	(1,970)
CTC Television Station Group	12,165	(559)	11,606
Domashny Television Station Group	1,280	(346)	934
DTV Television Station Group	(539)	(1,008)	(1,547)
CIS Group	(441)	(146)	(587)
Production Group	625	(43)	582
Corporate Office	(11,666)	(73)	(11,739)

Business segment results	$35,163	$(3,354)	$31,809
Eliminations and other	1,004	(4)	1,000
Consolidated results	$36,167	$(3,358)	$32,809

Continued on the next page

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (Continued)

(in thousands of US dollars)

Six Months Ended June 30, 2009

	OIBDA	Depreciation and amortization	Operating income

CTC Network	$69,917	$(224)	$69,693
Domashny Network	6,121	(185)	5,936
DTV Network	8,382	(1,215)	7,167
CTC Television Station Group	16,490	(868)	15,622
Domashny Television Station Group	1,072	(629)	443
DTV Television Station Group	(426)	(1,534)	(1,960)
CIS Group	(1,285)	(431)	(1,716)
Production Group	1,610	(19)	1,591
Corporate Office	(14,921)	(156)	(15,077)

Business segment results	$86,960	$(5,261)	$81,699
Eliminations and other	(1,287)	—	(1,287)
Consolidated results	$85,673	$(5,261)	$80,412

Six Months Ended June 30, 2010

	OIBDA	Depreciation and amortization	Operating income

CTC Network	$71,071	$(576)	$70,495
Domashny Network	6,748	(419)	6,329
DTV Network	(320)	(1,367)	(1,687)
CTC Television Station Group	20,075	(1,134)	18,941
Domashny Television Station Group	1,653	(718)	935
DTV Television Station Group	(1,026)	(1,979)	(3,005)
CIS Group	(1,185)	(297)	(1,482)
Production Group	399	(81)	318
Corporate Office	(22,694)	(157)	(22,851)

Business segment results	$74,721	$(6,728)	$67,993
Eliminations and other	1,098	(7)	1,091
Consolidated results	$75,819	$(6,735)	$69,084